Exhibit 99.3
July 10, 2012

Roger Williams
Secretary of the Board
Valence Technology, Inc.

This letter confirms my resignation from the Board of Directors and all Committees of the Board effective June 29, 2012.  I formally resigned during the Board Meeting call held on that date, for reasons articulated at the Board Meeting, noting that after my announced resignation I dropped off the call with no further participation.

I apologize for the lateness of sending this letter, but the east coast of the country was hit by a massive storm causing lengthy power outages and considerable damage to the area and I was preoccupied with matters relating to the storm.  But with that said, my resignation effective date was June 29th during the early part of the Board Meeting/Call.

/S/ BERT C. ROBERTS, JR.
Bert C. Roberts, Jr.